Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Huntington Bancshares Incorporated and its subsidiaries of our report dated February 14, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Huntington Bancshares Incorporated and its subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
December 1, 2025